UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 2, 2012

NetApp, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-27130	77-0307520
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

495 East Java Drive

Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)

(408) 822-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On January 2, 2013, NetApp, Inc. (“NetApp”) terminated one of its existing synthetic leasing arrangements with BNP Paribas Leasing Corporation (“BNPPLC”) for Building 7 in Sunnyvale, California (the “Property”) by exercising its option under the Purchase Agreement (as defined below) to purchase the Property from BNPPLC. Prior to the termination of the arrangement, NetApp leased the property from BNPPLC for a term expiring in January 2013. In connection with the termination, NetApp repaid the outstanding lease balance of approximately $48.5 million and purchased the Property. BNPPLC’s rights, title and interest in and to the Synthetic Lease Agreements (as defined below) were terminated and reverted back to NetApp. No early termination penalties were incurred by NetApp as a result of this termination.

The term “Synthetic Lease Agreements” used herein includes the following agreements between NetApp and BNPPLC that reflect the synthetic leasing arrangement for the Property, all of which have been previously filed with the Securities and Exchange Commission:

•	Amended and Restated Purchase Agreement (Building 7), dated November 29, 2007 (the “Building 7 Purchase Agreement”);

•	Amended and Restated Lease Agreement (Building 7), dated November 29, 2007 (the “Building 7 Lease Agreement”);

•	Amended and Restated Closing Certificate and Agreement (Building 7), dated November 29, 2007;

•	Amended and Restated Common Definitions and Provisions Agreement (Building 7), dated November 29, 2007;

•	Amended and Restated Construction Agreement (Building 7), dated November 29, 2007;

•	Amended and Restated Ground Lease (Building 7), dated November 29, 2007;

•	First Modification Agreement (Building 7), dated as of April 9, 2008; and

•	Second Modification Agreement (Building 7), dated as of December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETAPP, INC. (Registrant)

January 7, 2013	By:	/s/ Matthew K. Fawcett
Matthew K. Fawcett
Secretary, General Counsel, and Senior Vice President, Legal